Exhibit 99.1

AVEO Oncology Announces Exclusive Licensing Agreement with

Pharmstandard for Tivozanib in Russia, Ukraine and CIS

CAMBRIDGE, Mass. – August 5, 2015 – AVEO Oncology (NASDAQ:AVEO) today announced that it has entered into an exclusive license agreement with a subsidiary of Pharmstandard Group, the largest Russian pharmaceutical group (“Pharmstandard”), for the development, manufacturing and commercialization of AVEO’s small molecule vascular endothelial growth factor (VEGF) tyrosine kinase inhibitor tivozanib in the territories of Russia, Ukraine and the Commonwealth of Independent States (CIS), for all indications excluding ocular conditions.

Under the terms of the agreement, Pharmstandard is obligated to pay AVEO an upfront payment of $1.5 million. AVEO is also eligible to receive up to $7.5 million in connection with the first marketing authorization of tivozanib in Russia, $3.0 million for each additional approved indication thereafter and a high single-digit royalty on net sales in the above mentioned territories. Pharmstandard will be responsible for all activities and costs associated with the further development, regulatory filings, health services and commercialization of tivozanib in the specified territories. A percentage of all upfront, milestone and royalty payments received by AVEO are due to Kyowa Hakko Kirin as a sublicensing fee.

“Similar to our agreement with Ophthotech, this transaction represents an opportunity to monetize tivozanib in areas outside of our core strategic focus, and we believe that this agreement further validates the body of clinical data for, and unique product profile of, tivozanib” said Michael Bailey, president and chief executive officer of AVEO. “We will continue to explore additional strategies to unlock the value of this asset, and remain committed to our goal of leveraging biomarker data and external partnerships to advance our pipeline.”

About Tivozanib

Tivozanib is an oral, once-daily, investigational vascular endothelial growth factor (VEGF) tyrosine kinase inhibitor (TKI). It is a potent, selective and long half-life inhibitor of all three VEGF receptors and is designed to optimize VEGF blockade while minimizing off-target toxicities, potentially resulting in improved efficacy and minimal dose modifications. Tivozanib has been evaluated in several tumors types, including renal cell, colorectal and breast cancers.

About AVEO

AVEO Oncology (AVEO) is a biopharmaceutical company committed to developing targeted therapies through biomarker-driven insights to provide improvements in patient outcomes where significant unmet medical needs exist. AVEO’s proprietary Human Response Platform™ has delivered unique insights into cancer and related disease biology that AVEO is seeking to leverage in the clinical development strategy of its therapeutic candidates. For more information, please visit the Company’s website at www.aveooncology.com.

About Pharmstandard Group

Pharmstandard OJSC and its subsidiaries (“Pharmstandard Group”), Russia’s leading pharmaceutical group, develops and manufactures high-quality modern pharmaceutical products to meet the requirements of the healthcare system and the expectations of patients. Pharmstandard Group manufactures more than 250 pharmaceutical products including drugs for treatments of cardio-vascular diseases, diabetes, growth hormone deficiency, gastroenterological, neurological, contagious diseases, metabolic disorders, cancer and other diseases. 95 Pharmstandard Group’ products are included in the Russian Government’s list of Vital and Essential Pharmaceuticals. For more information, please visit the Pharmstandard’s website at http://pharmstd.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. The words “anticipate,” “expect,” “intend,” “may,” “plan,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward looking statements include among others statements about the expected benefits of AVEO’s agreement with Pharmstandard, the amount, timing and potential receipt of payments under the Pharmstandard agreement, and AVEO’s ongoing plans to explore additional strategies for tivozanib and leverage its biomarker data and external partnerships to advance its pipeline. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: AVEO’s ability to maintain its agreement with Pharmstandard, AVEO’s ability, and the ability of any licensees, to demonstrate to the satisfaction of applicable regulatory agencies the safety, efficacy and clinically meaningful benefit of AVEO’s product candidates; AVEO’s ability to successfully implement its strategic plans; AVEO’s ability to successfully enroll and complete clinical trials of its product candidates; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments and expenses related to AVEO’s ongoing shareholder litigation and SEC inquiry; AVEO’s ability to raise the substantial additional funds required to achieve its goals; unplanned capital requirements; adverse general economic and industry conditions; competitive factors; and those risks discussed in the section titled “Risk Factors” in AVEO’s most recent Annual Report on Form 10-K, its quarterly reports on Form 10-Q and its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments may cause its views to change. While AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date other than the date of this press release.

Company, Media and Investor Contact:

David Pitts, Argot Partners

(212) 600-1902

aveo@argotpartners.com

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